Exhibit 10.1

WORLDSPACE, INC.

SUMMARY OF TERMS AND CONDITIONS

PROPOSED $13,000,000 SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION

FACILITY

OCTOBER 17, 2008

Borrower:	Collectively, WorldSpace, Inc. (“Worldspace”), AfriSpace Inc., WorldSpace Systems Corporation and any other filed subsidiaries of WorldSpace, Inc., jointly and severally, each as a debtor and debtor in possession in a case filed under Chapter 11 of the Bankruptcy Code (collectively, the “Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). All Borrowers and Guarantors which are debtors under the Case may also be referred to herein as “Debtors”.

Guarantors:	AsiaSpace, Ltd. (“AsiaSpace”), WorldSpace Satellite Company (“WSC”), and all other subsidiaries of Worldspace that are not Borrowers as may be designated by the Lenders, shall be joint and several guarantors of the obligations (the “Guarantors”).

Credit Facility:	A senior term loan facility (the “Facility”) in the amount not to exceed $13,000,000 (the “DIP Loan”). The DIP Loan shall not exceed $13,000,000 and, prior to entry of a Final Order (as defined below) and upon entry of an Interim Order (as defined below), the Interim Order Amount (as defined below), and prior to entry of an Interim Order, the Emergency Order Amount (as defined below), all such amounts being calculated prior to the inclusion of any PIK Interest.

Lenders:	Citadel Structured Products, Inc. (“Citadel”), Highbridge International LLC (“Highbridge”), OZ Master Fund, Ltd., and AG Offshore Convertibles, Ltd, all of whom are, or are affiliated with, the holders of the Prepetition Notes (as defined below).

Collateral Agent:	Bank of New York Mellon or such other entity mutually acceptable to the Borrower and the Lenders.

Use of Proceeds:	After the entry of an Interim Order, proceeds of the Facility may be used, in each case in accordance with the Budget, (i) to pay specific asset preservation disbursements strictly limited to the ROCs in Silver Spring and Melbourne, BOCs in London, Johannesburg and Singapore, TCR facilities in Bangalore, Mauritius and Melbourne, satellite storage, insurance for satellites and related facilities and other fees (including in-orbit support and license fees), (ii) to pay specific payroll disbursements for the CRO, certain essential non-ROC employees, employees in Australia, Singapore, UK and South Africa, (iii) to pay certain agreed expenses for certain critical vendors, and (iv) to pay chapter 11 and restructuring related costs (including professional fees). Other than as expressly set forth in the Budget, the Facility may not be used to support operations, expenses related to maintenance of licenses, pending applications for licenses and any intellectual property related to the receiver and repeater technologies of the Debtors and the direct and indirect non-Debtor subsidiaries of Worldspace. Following entry of the Emergency Order and prior to entry of an Interim Order, proceeds of the Facility may be used to pay payroll (including past due wages, which may, subject to Bankruptcy Court approval, exceed the statutory cap of $10,950 per critical employee) for critical employees, to pay applicable U.S. Trustee Fees, and, subject to and in accordance with an order of the Bankruptcy Court, to pay wages of the CRO and Debtors’ attorneys in an amount not to exceed an agreed budgeted amount. Following entry of the Final Order, proceeds of the Facility may be used in accordance with the Budget, including to pay payroll (including past due wages) for non-critical employees. As certain critical employees are employees of subsidiaries, intercompany loans to fund such permitted payments will be permitted, subject to the requirement that all such loans be evidenced by promissory notes pledged to the Lenders as collateral for the obligations.

Mandatory Prepayments:	Mandatory prepayments shall be required to be made from net proceeds of asset dispositions (after satisfaction of any prior debt secured by such assets), casualty and condemnation, equity issuances and permitted indebtedness upon terms to be agreed and subject to certain exceptions.

Closing Date; Subsequent Advances:	The Closing of the portion of the Facility available upon the Emergency Order will occur as promptly as possible after the entry of the Emergency Order that has not been stayed, but in any event not later than October 20, 2008, such advance to be made by Citadel and Highbridge pro rata in accordance with the respective prepetition outstanding obligations. Promptly following entry of the Interim Order, the Lenders will advance the Interim Order Amount, in amounts necessary to result in the aggregate outstanding loans being advanced pro rata in accordance with the respective prepetition outstanding obligations of the Lenders. Promptly following the entry of the Final Order, the Lenders will advance the remainder of the Facility pro rata (or, if the advances after giving effect to the Interim Order do not result in pro rata outstandings among the Lenders, in amounts necessary to result in pro rata outstandings as provided above). All such advances will be deposited into the Controlled Account (as defined below).

Maturity:	That date which is the earliest of (a) (i) 40 days after the Petition Date (as defined below), if a Final Order has not been entered by such date, or (ii) 90 days after the Petition Date, (b) the effective date of the Borrower’s plan of reorganization and (c) the date a sale of all or substantially all of the Borrower’s assets is consummated under Section 363 of the Bankruptcy Code. All amounts outstanding under the Facility, including without limitation all premiums, interest, fees and expenses shall be due and payable in full at Maturity.

Security:	Subject to the Carve Out (as defined below) and liens permitted under the Prepetition Notes to be senior in priority, the DIP Loans and all other obligations under the Facility will be entitled to (a) super priority claim status pursuant to §364(c)(i) of the Bankruptcy Code and (b) will be secured by (i) a first priority perfected security interest pursuant to §364(c)(ii) and §364(d) of the Bankruptcy Code in all presently owned and hereafter acquired assets of the Borrower including accounts, deposit accounts, investments, instruments, documents, inventory, general intangibles, intellectual property, FCC licenses and license rights, goods, equipment and other fixed assets, real estate, and fixtures and proceeds and products of all of the foregoing (including insurance proceeds), (ii) proceeds of avoidance actions under section 547 of the Bankruptcy Code, (iii) proceeds of any avoidance actions brought pursuant to section 549 of the Bankruptcy Code to recover any post-petition transfer of collateral, (iv) any rights under section 506(c) of the Bankruptcy Code and the proceeds thereof, and (v) any unencumbered assets of the Borrower. Obligations outstanding under the debtors’ bridge notes and convertible notes and all documents related to the bridge notes and convertible notes, including, without limitation, any guaranty and security document, as amended and in effect, (the “Prepetition Notes”) will be secured by a security interest in the above referenced collateral, junior only to the Facility. The Guarantors’ obligations under the Guaranty will be secured by perfected liens and security interests in all assets of the Guarantors, subject only to existing liens and security interests having priority under applicable law and pari passu with all security interests granted to secure the Prepetition Notes.

The term “Carve Out” shall mean (a) statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6), (b) following entry of the Interim Order, allowed fees and expenses of the Debtors’ professionals and any official unsecured creditors’ committee’s professionals, incurred pursuant to Sections 327 and 1103 of the

Bankruptcy Code (i) prior to a Default or an Event of Default (and including amounts incurred prior to a Default or Event of Default, but not approved for payment until after such occurrence), not to exceed amounts for each such firm of professionals for each period as set forth in the Budget (with a variance not to exceed 10% per line item), and (ii) following a Default or an Event of Default, not to exceed $200,000; (c) for the period following entry of the Emergency Order, but prior to the entry of the Interim Order, and so long as no Default or Event of Default has occurred, allowed fees and expenses of the Debtors’ professionals incurred pursuant to Sections 327 and 1103 of the Bankruptcy Code, in an aggregate amount not to exceed $150,000.

Cash Management:	The proceeds of the DIP Loan, together with all collections and proceeds from sales of collateral will be deposited into an account at an institution for which the Agent has in place a control agreement satisfactory to the Lenders in their sole discretion (the “Controlled Account”). So long as no Default or Event of Default has occurred, the Borrower will be able to withdraw amounts from the Controlled Account, subject to CRO approval, to make payments of a type and in an amount consistent with the Budget (defined below) and use of proceeds described herein. Notwithstanding the foregoing, the Borrower’s nondebtor affiliate in India may collect and retain amounts from its customers in India, such amounts to be used solely in connection with the provision of services in India. The Borrower’s nondebtor affiliate in India may, with the Lenders’ express prior consent, incur debt or enter into a financing arrangement.

In connection with the foregoing, the Borrower shall seek the entry of appropriate first day orders, satisfactory to the Lenders, providing for the continuation of the Borrower’s pre-petition cash management system and deposit and disbursement accounts and, opening any Controlled Account needed to effect the sweep outlined in the preceding paragraph. Upon notice to the Lenders, the Borrower may open or close any account that is not a Controlled Account.

Interest Rate:	The DIP Loan shall bear interest at the annual rate equal to one month US$ LIBOR plus the Applicable Margin. One month US$ LIBOR will be subject to a floor of 3.50% per annum and shall be recalculated on each monthly anniversary of the initial funding of the Facility.

Interest will accrue and be compounded monthly and added to the principal amount of the DIP Loan (“PIK Interest”) and will be paid in cash at maturity or earlier prepayment. All interest and other fee calculations shall be based on a 360 day year and twelve 30 day months.

Applicable Margin:	12.0%.

Default Pricing:	2.00% above the then applicable rate.

Premium on Repayment:	Repayments of the DIP Loan shall be made at 102% of the principal amount repaid (whether voluntarily or mandatorily prepaid, repaid at maturity, following any Event of Default from proceeds of enforcement or otherwise), plus all accrued interest, fees and other amounts due.

Adequate Protection Payments and Liens:	As adequate protection for the use of the collateral of the lenders (the “Prepetition Lenders”) under the Prepetition Notes (in addition to replacement liens on post petition collateral junior to the liens securing the DIP Loan), the Debtors will acknowledge the validity and amount of the Prepetition Lenders’ claims, the priority and perfection of prepetition liens, and such secured claims will increase during the pendency of the Case by the accrual of interest at the default rate applicable to the Prepetition Notes and professional fees of the Prepetition Lenders associated with the Prepetition Notes. Additionally, the Prepetition Lenders will receive replacement liens on postpetition assets of the type constituting prepetition collateral as adequate protection, junior to the liens securing the Facility as well as such additional junior liens on such other assets as may be approved by the Bankruptcy Court.

Documentation:	The credit agreement, guaranties and security documents will contain customary representations and warranties, funding and yield protection provisions, conditions precedent, covenants, events of default and other provisions appropriate for transactions of this size, type and purpose and shall be acceptable to the Lenders and their counsel and the Borrower and Guarantors and their counsel.

Financial Covenants:	Compliance with Budget. The Borrower will comply with the budget approved as the “Budget” within 10% individual line item cumulative and rolling variances.

Other Covenants:	Other affirmative and negative covenants to include, but not be limited to:

(a)     Weekly CRO report (in form and substance satisfactory to the Lenders) that contains: (i) weekly comparison of actual performance to Budget, with explanations for any variance by line item; (ii) cumulative comparison of actual performance to Budget, with explanations for any variance by line item; (iii) CRO certification that no proceeds of the DIP Loan have been used for any item not set forth in the

Budget (the “CRO Report”). Borrower will grant access and cooperate with the Lenders’ financial advisors and any other consultants engaged from time to time at the direction of the Lenders.

(b)     In accordance with the Budget, maintenance of properties and insurance, payment of taxes, compliance with laws, licenses, contracts, and permits; preparation of and compliance with Budget; ERISA covenants.

(c) Limitations on indebtedness, guarantees, liens, investments, loans, mergers, permitted acquisitions, and transactions with affiliates.

(d) No dividends and distributions.

(e) Limitations on asset sales, except those in the ordinary course of business, without the Lenders’ consent.

(f) The Borrower shall have filed its schedules and statement of affairs with the Bankruptcy Court no later than within 45 days after commencement of the Case.

(g) The Borrower shall obtained an order of the Bankruptcy Court setting the last day to file claims in the Cases no later than within 45 days after commencement of the Case.

(h) The Borrower shall have filed a motion with the Bankruptcy Court seeking approval of the retention of Bob Schmitz of QT Advisors as CRO no later than 3 days after commencement of the Case.

(i)      The Borrower shall have filed a motion with the Bankruptcy Court seeking approval of payment of critical vendors acceptable to the Lenders no later than 3 business days after commencement of the Case.

(j)      The Borrower shall have made available to potential interested bidders no later than 10 business days after the Petition Date a data room containing all material information relating to the Borrower, the Guarantors and their respective subsidiaries and affiliates, their respective businesses, operations, financing and contractual relationships and such other matters as are reasonably requested to be provided by any such interested party.

(k) The Borrower shall have prepared and made available to potential interested parties no later than 10 business days after the Petition Date, an information memorandum regarding the Borrower, the Guarantors and their respective subsidiaries and affiliates, their businesses, historical operations, prospects and financial information in form customary for proposed sale transactions of this type.

(l)      Cause AsiaSpace and WSC to cooperate with the Lenders or any stalking horse or other potential buyer of the assets of the Borrower, on a filing as debtors under the Case, or if so requested, under applicable insolvency laws of Australia or BVI, as applicable, provided, that nothing herein shall obligate AsiaSpace or WSC to commence a bankruptcy case or proceeding under any insolvency law.

(m) The Borrower and the Lenders shall negotiate in good faith to finalize the documentation within 7 days of the Petition Date.

(n) The Borrower shall file the motion to approve the Interim Order within 2-business days following the finalization of the documentation.

Events of Default:	Usual and customary for facilities of this type, including but not limited to:

(a)     Failure to pay interest, principal, or fees when due; any representation or warranty found to be materially incorrect; breach of any affirmative, negative or financial covenant; any post-petition judgment in excess of an amount to be agreed or which would operate to divest the Borrower of any assets; the Borrower being enjoined from conducting business; disruption of business operations of the Borrower for more than a period to be agreed; material damage to or loss of assets; failure to comply with the Budget (defined below) within agreed variances; conversion of the Case to a case under Chapter 7 of the Bankruptcy Code; the dismissal of the Case; the appointment in the Case of a Chapter 11 trustee or an examiner with expanded powers; the grant of any super priority administrative expense claim or any lien which is pari passu with or senior to those of the Lenders; any payment of pre-petition debt (other than customary first day orders acceptable to the Lenders); the Bankruptcy Court’s entry of an order granting relief from the automatic stay to permit foreclosure of security interests in assets of the Borrower of a value in excess of an amount to be agreed; or failure of the Bankruptcy Court to enter, within 40 days following the Petition Date, a final order (the

“Final Order”) in form and substance satisfactory to the Lenders with respect to those matters covered by the Interim Order and permitting extensions of credit under the DIP Loan not to exceed $13,000,000 in principal amount (inclusive of the Emergency Order Amount and Interim Order Amount); any reversal, revocation or modification without the consent of the Lenders of such order or any other order of the Bankruptcy Court with respect to the Case and affecting the Facility;

(b)     Failure of the Debtors to file within 40 days after the Petition Date a motion for approval of bidding and sale procedures for the sale of all or substantially all of the assets of the Borrower (including, without limitation, the preservation of the Lenders’ rights to credit bid under Section 363(k) of the Bankruptcy Code), including, if applicable, approval of a stalking horse bidder, asset purchase agreement and required good faith deposit.

(c)     Failure of the Debtors to obtain within 60 days after Petition Date an order of the Bankruptcy Court, which is in form and substance reasonably satisfactory to the Lenders, approving the bidding and sale procedures, including, if applicable, approval of a stalking horse bidder, asset purchase agreement and required good faith deposit from the “stalking horse” bidder within three business days following entry of such order.

(d)     Failure of the Debtors to obtain within 90 days after the Petition Date an order of the Bankruptcy Court, which is in form and substance reasonably satisfactory to the Lenders, approving either (i) the sale of all or substantially all of the assets of the Borrower or (ii) a sale of less than all or substantially all of the assets of the Borrower, the net proceeds of which are sufficient to repay in full in cash all obligations under the Facility and the Prepetition Notes.

(e) Failure of the Interim Order to be entered on or before 7 days after filing of the motion to approve the Interim Order.

(f) Documentation will also include Events of Default similar to those in the Prepetition Notes.

Remedies:	In addition to other customary remedies, upon the occurrence of an Event of Default and following the giving of five business days’ notice to the Borrower, the official committee(s) of creditors of the

Borrower and the United States Trustee, the Lenders shall have relief from the automatic stay and may foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the obligations, occupy the Borrowers’ premises to complete inventories, fulfill orders and sell inventories, or otherwise exercise remedies against the Collateral permitted by applicable nonbankruptcy law. During such five business-day notice period, the Borrower shall be entitled to an emergency hearing with the Bankruptcy Court for the sole purpose of contesting whether an Event of Default has occurred, and the Borrower will have no right to seek cash collateral. Unless during such period the Bankruptcy Court determines that an Event of Default has not occurred, the automatic stay, as to the Lenders, shall be automatically terminated at the end of such notice period and without further notice or order. In the event of an Event of Default under clauses (b), (c) or (d) above, an extension is not agreed by the Lenders, upon notice from the Agent, the Borrower will cooperate with the Lenders to effect an orderly liquidation of its collateral.

Conditions of Initial Extension of Credit:	The obligation to provide the initial extension of credit shall be subject to the satisfaction of conditions, including, without limitation, the following conditions (conditions applicable to increases upon Interim Order or Final Order as indicated) provided; that only conditions (a), (b), evidence of corporate authorization under (f), Budget for the initial period under (h), (i), and (j) shall be conditions to provide credit under the Emergency Order up to the Emergency Order Amount:

(a) Commencement of the Case (the “Petition Date”) on or prior to October 16, 2008;

(b)     The Bankruptcy Court shall have entered an emergency interim order (the “Emergency Order”) in form and substance satisfactory to the Lenders authorizing the transactions contemplated by the Facility, the granting of superpriority claim status and the liens contemplated hereby, extensions of credit under the DIP Loan in an amount not greater than the sum of $2,000,000 (the “Emergency Order Amount”), and setting a time limit acceptable to the Lenders for challenges to the Prepetition Notes, which order shall not have been reversed, modified, amended or stayed.

(c)     Prior to making the DIP loan available upon the Interim Order, the Bankruptcy Court shall have entered an interim order (the “Interim Order”) in form and substance satisfactory to the Lenders confirming the authorization of the transactions contemplated by the Facility, the granting of superpriority claim status and the liens contemplated hereby, and authorizing extensions of credit under the DIP Loan in an amount not greater than the sum of $6,500,000 million, which amount is inclusive of the Emergency Order Amount (the “Interim Order Amount”), which order shall not have been reversed, modified, amended or stayed.

(d)     Prior to making the full amount of the DIP Loan available, the Bankruptcy Court shall have entered a final order (the “Final Order”) in form and substance satisfactory to the Lenders confirming the authorization of the transactions contemplated by the Facility, the granting of superpriority claim status and the liens contemplated hereby, authorizing extensions of credit under the DIP Loan in an amount not greater than $13,000,000 (inclusive of the Emergency Order Amount and Interim Order Amount) and making such good faith findings and covering such other matters as required by the Lenders, which order shall not have been reversed, modified, amended or stayed.

(e)     Negotiation, execution and delivery of loan, guarantee and collateral security documentation satisfactory to the Lenders containing representations and warranties, conditions, provisions for capital adequacy and additional costs, covenants, events of default and waivers customary in debtor in possession financing documents, including, without limitation, those representations, warranties, covenants, events of default and waivers referred to above; completion of all filings and recordings necessary to provide the Agent for the benefit of the Lenders with perfected liens and security interests in the collateral and of the priority contemplated herein. Full credit and security documentation (including perfection of non-Debtor collateral) shall be required prior to advancing the Interim Order Amount, with requirements at the time of the Emergency Order to be agreed.

(f) Receipt by the Lenders of satisfactory corporate resolutions, legal opinions and other evidence of appropriate corporate authorization by Borrower and Guarantors of the proposed transactions;

(g)     There shall have occurred no material adverse change in (i) the assets of the Borrower or Guarantors or the value or marketability of the Collateral since the Petition Date (other than the commencement of the Cases), (ii) the ability of the Borrower or Guarantors to perform their obligations under the loan documents, or (iii) the ability of the Lenders to enforce the loan documents and the obligations of the Borrower and Guarantors thereunder;

(h)     Receipt by the Lenders of proposed budget and weekly CRO Report. For the term of the Facility, the Lenders shall have agreed with the Borrower on a weekly cash budget which shall include line item entries for professional fees and expenses by firm (as amended from time to time with the consent of the Lenders, the “Budget”) to which, with variances to be agreed (to be applicable solely following entry of the Interim Order), but not to exceed 10% by line item, the Borrower will be required to comply for purposes of the Facility; and

(i)      Bob Schmitz of QT Advisors shall be in place as CRO and operating as of the first day of the Case, provided, however, that an order approving the retention of Mr. Schmitz need not have been entered as of that date.

(j) Receipt by the Lenders of written consent to and waiver of objection to the Facility and sale process described herein from each of Yenura Pte. Limited and Noah Samara.

Conditions of Each Extension of Credit:	The obligation to provide each extension of credit (including the initial extension of credit) shall be subject to the satisfaction of the following conditions:

(a) No continuing default or continuing event of default shall exist after giving effect to the proposed extension of credit;

(b)     Representations and warranties shall be true and correct in all material respects at the date of each extension of credit except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date; and

(c)     Receipt of a notice of borrowing from the Borrower (the request for and the acceptance of each borrowing or letter of credit shall constitute a representation and warranty that the conditions to each extension of credit shall have been satisfied).

The request by the Borrower of, and the acceptance by the Borrower of, each extension of credit shall be deemed to be a representation and warranty by the Borrower that the conditions specified above have been satisfied.

Assignments and Participations:	Each Lender will be permitted to grant participations of its loans and commitments so long as such participants are entitled to voting rights only on matters requiring consent of all Lenders affected by a particular matter. Each Lender will be permitted to assign a portion of the DIP Loan to another institution(s) in minimum amounts of $1,000,000 (or if less, the full amount of such Lender’s DIP Loan).

Indemnification:	The Borrower and Guarantors agree to jointly and severally indemnify the Agent and the Lenders and their respective shareholders, directors, agents, officers, subsidiaries and affiliates harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the Facility, this term sheet, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, except to the extent resulting from the gross negligence or willful misconduct of the indemnified party. In all such litigation, or the preparation therefor, the Agent and Lenders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower and Guarantors agree to pay promptly the reasonable fees and expenses of such counsel.

Expenses:	Legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and other out of pocket expenses of the Agent and the Lenders will be paid by the Borrower, whether or not the transactions contemplated hereby are consummated and will be included as a portion of the obligations secured by the collateral and entitled to the superpriority claims described herein.

Governing Law:	The State of New York.

THE BORROWERS:

WORLDSPACE, INC.

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President

AFRISPACE INC.

By:	/s/ Sridhar Ganesan
Name:	Sridhar Ganesan
Title:	CFO

WORLDSPACE SYSTEMS CORPORATION

By:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:	Chief Executive Officer

THE GUARANTORS:

ASIASPACE, LTD.

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Attorney in Trust

WORLDSPACE SATELLITE COMPANY

By:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:	President

THE LENDERS:

CITADEL ENERGY HOLDINGS LLC

BY:	CITADEL LIMITED PARTNERSHIP, ITS MANAGER

By:	/s/ Erica L. Tarpey
Name:	Erica L. Tarpey
Title:	Authorized Signatory

HIGHBRIDGE INTERNATIONAL LLC

BY:	HIGHBRIDGE CAPITAL MANAGEMENT, LLC,
ITS TRADING MANAGER

By:	/s/ Adam J. Chill
Name:	Adam J. Chill
Title:	Managing Director

OZ MASTER FUND, LTD.,
OZ MANAGEMENT LP, ITS INVESTMENT MANAGER

BY:	OCH-ZIFF HOLDING CORPORATION, ITS GENERAL PARTNER

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

AG OFFSHORE CONVERTIBLES, LTD.,

BY:	ANGELO, GORDON & CO., L.P.,
ITS INVESTMENT MANAGER

By:	/s/ Joseph R. Webselblatt
Name:	Joseph R. Webselblatt
Title:	Chief Financial Officer